As filed with the Securities and Exchange Commission on November 14, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

II-VI INCORPORATED

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1214948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(Address of principal executive offices, including Zip code)

II-VI INCORPORATED

2005 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Craig A. Creaturo

Chief Financial Officer and Treasurer

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(Name and address of agent for service)

(724) 352-4455

(Telephone number, including area code, of agent for service)

Copies of communications to: Ronald Basso, Esquire Buchanan Ingersoll PC One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, PA 15219-1410 (412) 562-8800 Fax: (412) 562-1041

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value	1,800,000 shares	$18.06	$32,508,000	$3,826.19

(1)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and based on the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq National Market System on November 9, 2005.
(3)	Calculated pursuant to Section 6(b) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant, II-VI Incorporated (the “Company”), hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below. The Company also incorporates by reference into this Registration Statement, from the date of filing of such documents, all documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005 and the Company’s Current Report on Form 8-K filed on October 20, 2005; and

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Subchapter D (Sections 1741 through 1750) of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”). Sections 1741 (relating to third-party actions) and 1742 (relating to derivative actions) of the BCL provide that, unless otherwise restricted by its bylaws, a business corporation shall have the power to indemnify any person who is made a party to a third-party or derivative action, respectively, by reason that such person is or was a representative of the corporation. The BCL defines representative to mean a director, officer, employee or agent thereof (a “Representative”). The sections further state that the corporation is authorized to indemnify the Representative against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action. However, the Representative must have acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation; and with respect to any criminal proceeding, the Representative must have had no reasonable cause to believe his or her conduct was unlawful.

Section 1743 of the BCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney’s fees) in connection with the claim or action.

Section 1746(a) states that the statutory rights of indemnification shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, or otherwise. However, 1746(b) forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation may not provide indemnification in the case of willful misconduct or recklessness.

The BCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative, whether or not the corporation would have the power to indemnify him or her. Such insurance is declared to be consistent with Pennsylvania’s public policy.

Section 6.02 of the Company’s By-Laws, as amended (the “By-Laws”), provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken unless the director has breached or failed to perform the duties of his office and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director’s criminal or tax liability is not limited by the foregoing provision.

Sections 6.03 and 6.04 of the By-Laws require the Company to indemnify any director or officer who is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if the person acted in good faith, in a manner he or she reasonably believed to be in the best interest of the corporation, or with reasonable cause to believe his or her conduct was lawful. Section 6.05 of the By-Laws does not require indemnification if a court determines that such director or officer’s conduct constituted willful misconduct or recklessness. The right to indemnification conferred by this provision includes payment of all reasonable expenses, including attorney’s fees, and any liability and loss.

Section 6.07 of the By-Laws provides that any indemnification will be made on a determination by: (i) a majority vote of directors not a party to the proceeding; (ii) a majority vote of disinterested directors; or (iii) shareholders that indemnification is proper and that such person has met the applicable standard of conduct.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are hereby filed as part of this Registration Statement:

Exhibit No.	Description
5.01	Opinion of Buchanan Ingersoll PC as to the legality of the securities being registered

23.01	Consent of Deloitte & Touche LLP

23.02	Consent of Buchanan Ingersoll PC (included in Exhibit 5.01)

24.01	Power of Attorney (included on signature page to this Registration Statement on Form S-8)

99.01	II-VI Incorporated 2005 Omnibus Incentive Plan (incorporated by reference to Exhibit A to the Company’s definitive proxy statement on Schedule 14A filed September 26, 2005)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at a that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saxonburg, Commonwealth of Pennsylvania, on this 14th day of November, 2005.

II-VI INCORPORATED

By:	/s/ Craig A. Creaturo
Craig A. Creaturo Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Carl J. Johnson and Craig A. Creaturo, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Date	Capacity
/s/ Carl J. Johnson	November 14, 2005	Principal Executive Officer and Director
Carl J. Johnson Chairman and Chief Executive Officer

/s/ Francis J. Kramer	November 14, 2005	Director
Francis J. Kramer President and Chief Operating Officer

/s/ Craig A. Creaturo	November 14, 2005	Principal Financial and Accounting Officer
Craig A. Creaturo Chief Financial Officer and Treasurer

Signature	Date	Capacity
/s/ Joseph J. Corasanti Joseph J. Corasanti	November 14, 2005	Director

/s/ Thomas E. Mistler Thomas E. Mistler	November 14, 2005	Director

/s/ Duncan A.J. Morrison Duncan A.J. Morrison	November 14, 2005	Director

/s/ RADM Marc Y.E. Pelaez (retired) RADM Marc Y.E. Pelaez (retired)	November 14, 2005	Director

/s/ Peter W. Sognefest Peter W. Sognefest	November 14, 2005	Director

EXHIBIT INDEX

Exhibit No.	Description
5.01	Opinion of Buchanan Ingersoll PC as to the legality of the securities being registered

23.01	Consent of Deloitte & Touche LLP

23.02	Consent of Buchanan Ingersoll PC (included in Exhibit 5.01)

24.01	Power of Attorney (included on signature page to this Registration Statement on Form S-8)

99.01	II-VI Incorporated 2005 Omnibus Incentive Plan (incorporated by reference to Exhibit A to the Company’s definitive proxy statement on Schedule 14A filed September 26, 2005)